Exhibit 10.1

Third Amendment to the

Amended and Restated

Agreement of Limited Partnership

of

STAG Industrial Operating Partnership, L.P.

This Amendment is made as of March 17, 2016 by and among STAG Industrial GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the Amended and Restated Agreement of Limited Partnership of STAG Industrial Operating Partnership, L.P., dated as of April 20, 2011 (as amended from time to time, the “Partnership Agreement”) for the purpose of amending the Partnership Agreement. Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, the Board of Directors (the “Board”) of STAG Industrial, Inc., a Maryland corporation and the sole member of the General Partner (“STAG REIT”), met and approved on February 22, 2016, and the Special Pricing Committee of the Board approved by unanimous written consent on March 9, 2016, certain resolutions classifying and designating 3,000,000 shares of Preferred Stock (as defined in the Articles of Amendment and Restatement of STAG REIT (as amended, the “Charter”)) as shares of Series C Preferred Stock (as defined below);

WHEREAS, STAG REIT filed Articles Supplementary to the Charter (the “Articles Supplementary”) with the State Department of Assessments and Taxation of Maryland on March 11, 2016, establishing a series of preferred stock, designated the “6.875% Series C Cumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”);

WHEREAS, on March 17, 2016, STAG REIT issued 3,000,000 shares of Series C Preferred Stock;

WHEREAS, the General Partner has determined that, in connection with the issuance of the shares of Series C Preferred Stock, it is necessary and desirable to amend the Partnership Agreement to create additional OP Units having designations, preferences and other rights that are substantially the same as the economic rights of the shares of Series C Preferred Stock.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.                                      Article 1 of the Partnership Agreement is hereby amended by adding the following definitions:

“Series C Preferred Stock” means shares of the 6.875% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (liquidation preference $25.00 per share) of STAG REIT, with the preferences, liquidation and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as described in the Articles Supplementary; and

“Series C Preferred Units” means the series of OP Units representing units of Limited Partner Interest designated as the 6.875% Series C Cumulative Redeemable Preferred Units, with the preferences, liquidation and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of units as described herein.

2.                                    In accordance with Section 4.2(a) of the Partnership Agreement, set forth below are the terms and conditions of the Series C Preferred Units hereby established and issued to STAG REIT in consideration of STAG REIT’s contribution to the Partnership of the net proceeds from the issuance and sale of the Series C Preferred Stock by STAG REIT:

A.                                  Designation and Number

A series of OP Units in the Partnership designated as the “6.875% Series C Cumulative Redeemable Preferred Units” is hereby established, with the rights, priorities and preferences set forth herein. The number of Series C Preferred Units shall be 3,000,000.

B.                                  Ranking

The Series C Preferred Units will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Common Units and LTIP Units and to all other Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests shall rank junior to the Series C Preferred Units; (b) on parity with the 9.0% Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”) and the 6.625% Series B Cumulative Redeemable Preferred Unites (the “Series B Preferred Units”), and all future Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests shall rank on parity with the Series C Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests shall rank senior to the Series C Preferred Units.

C.                                    Distributions

(i)                                   Payment of Distributions. Subject to the preferential rights of the holders of any class or series of Partnership Interests ranking senior to the Series C Preferred Units as to distributions, holders of the Series C Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, cumulative cash distributions at the rate of 6.875 percent (6.875%) per annum on the stated value of twenty-five dollars ($25.00) per unit (equivalent to a fixed annual amount of $1.71875 per unit). Such distributions shall accrue and be cumulative from and including the first date on which any Series C Preferred Units are issued (the “Series C Preferred Unit Original Issue Date”) and shall be payable quarterly in arrears on each Series C Preferred Unit Distribution Payment Date (as defined below), commencing on June 30, 2016; provided, however that if any Series C Preferred Unit Distribution Payment Date is not a Business Day (as defined below), then the distribution which would otherwise have been payable on such Series C Preferred Unit Distribution Payment Date may be paid on the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Series C Preferred Unit Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Series C Preferred Unit Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable on the Series C Preferred Units for any Series C Preferred Unit Distribution Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable Series C Preferred Unit Distribution Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding Series C Preferred Unit shall be entitled to receive a distribution with respect to any Series C Preferred Unit Distribution Record Date equal to the distribution paid with respect to each other Series C Preferred Unit that is outstanding on such date. “Series C Preferred Unit Distribution Record Date” shall mean the date designated by the Partnership for the payment of distributions that is not more than 35 or fewer than 10 days prior to the applicable Series C Preferred Unit Distribution Payment Date. “Series C Preferred Unit Distribution Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on June 30, 2016. “Series C Preferred Unit Distribution Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Series C Preferred Unit Distribution Period (other than the initial Series C Preferred Unit Distribution Period, which shall commence on the Series C Preferred Unit Original Issue Date and end on and include June 30, 2016, and other than the Series C Preferred Unit Distribution Period during which any Series C Preferred Units shall be redeemed pursuant to Section 3.F, which shall end on and include the day preceding the redemption date with respect to the Series C Preferred Units being redeemed).  For purposes of this Section 3 of this Amendment, “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(ii)                                Distributions Cumulative. Notwithstanding anything contained herein to the contrary, distributions on the Series C Preferred Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

(iii)                             Priority as to Distributions

(a)                               Except as provided in Section 3.C(iii)(b) below, no distributions shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Units, LTIP Units or any other Partnership Interests of any other class or series ranking, as to distributions, on parity with or junior to the Series C Preferred Units (other than a distribution paid in Common Units, LTIP Units or any other Partnership Interests of any class or series ranking junior to the Series C Preferred Units as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Partnership) for any period, nor shall any Common Units, LTIP Units or any other Partnership Interests of any class or series ranking, as to distributions, on parity with or junior to the Series C Preferred Units be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such units, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Common Units, LTIP Units or any Partnership Interests of any class or series ranking junior to the Series C Preferred Units as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Partnership, except for the redemption of Partnership Interests corresponding to any shares of Series C Preferred Stock, any shares of 6.625% Series B Cumulative Redeemable Preferred Stock of STAG REIT (“Series B Preferred Stock”) or any shares of 9.0% Series A Cumulative Redeemable Preferred Stock of STAG REIT (“Series A Preferred Stock”), or any other REIT Shares to be purchased by STAG REIT pursuant to the provisions of Article VI of the Charter, Section 9 of the Articles Supplementary or Section 9 of the Articles Supplementary establishing the Series A Preferred Stock or the Series B Preferred Stock to the extent necessary to preserve the STAG REIT’s status as a real estate investment trust,  provided that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter or the Articles Supplementary, and except for the redemption of Partnership Interests corresponding to the purchase or acquisition of any shares of Series C Preferred Stock or any other shares of capital stock of STAG REIT ranking on parity with the Series C Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of STAG REIT pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock), unless full cumulative distributions on the Series C Preferred Units for all past Series C Preferred Unit Distribution Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(b)                               When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series C Preferred Units and any other Partnership Interests of any class or series ranking, as to distributions, on parity with the Series C Preferred Units, all distributions declared upon the Series C Preferred Units and each such other Partnership Interests ranking on parity, as to distributions, with the Series C Preferred Units shall be declared pro rata so that the amount of distributions declared per Series C Preferred Unit and each such other Partnership Interest shall in all cases bear to each other the same ratio that accrued distributions per Series C Preferred Unit and each such other Partnership Interest (which shall not include any accrual in respect of unpaid distributions on such other class or series of Partnership Interests for prior distribution periods if such Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series C Preferred Units which may be in arrears.

(iv)                            No Further Rights. Holders of the Series C Preferred Units shall not be entitled to any distributions, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series C Preferred Units as provided herein. Any distribution payment made on the Series C Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such Series C

Preferred Units which remain payable. Accrued but unpaid distributions on the Series C Preferred Units will accumulate as of the Series C Preferred Unit Distribution Payment Date on which they first become payable.

D.                                  Allocations

Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series C Preferred Units in accordance with Article VI of the Partnership Agreement.

E.                                     Liquidation Proceeds

(i)                                   Distributions.  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, distributions on the Series C Preferred Units shall be made in accordance with Section 13.2(a) of the Partnership Agreement.

(ii)                                Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner pursuant to Section 13.6 of the Partnership Agreement.

(iii)                             No Further Rights. After payment of the full amount of the liquidating distributions to which it is entitled, the holders of Series C Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

F.                                    Redemption

In connection with any redemption by STAG REIT of any shares of Series C Preferred Stock pursuant to Sections 5 or 6 of Article THIRD of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of Series C Preferred Units held by STAG REIT in exchange for a cash amount per unit equal to $25.00 plus any accrued but unpaid distributions with respect to such unit to, but not including, such payment date. In addition, in the event of the liquidation, dissolution or winding up of STAG REIT prior to the occurrence of a Liquidating Event pursuant to Section 13.1 of the Partnership Agreement, STAG REIT shall have the right to redeem, on any payment date established by STAG REIT for liquidating distributions to the Series C Preferred Stock, Series C Preferred Units for an amount per unit equal to $25.00 plus any accrued but unpaid distributions with respect to such unit to but excluding such payment date. From and after the Series C Preferred Unit redemption date, the Series C Preferred Units so redeemed shall no longer be outstanding, and all rights hereunder, to distributions or otherwise, with respect to such Series C Preferred Units shall cease.

G.                                Conversion

In the event of a conversion of shares of Series C Preferred Stock into REIT Shares in accordance with the Articles Supplementary, upon conversion of such shares of Series C Preferred Stock, the Partnership shall convert an equal whole number of Series C Preferred Units into a number of Common Units equal to the quotient obtained by dividing (A) the number of REIT Shares into which such Series C Preferred Stock was converted by (B) the Conversion Factor in effect as of the date of such conversion. In the event of a conversion of Series C Preferred Stock into REIT Shares, (a) to the extent STAG REIT is required to pay cash in lieu of fractional REIT Shares pursuant to the Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to STAG REIT; and (b) to the extent STAG REIT receives cash proceeds in addition to the shares of Series C Preferred Stock tendered for conversion, STAG REIT shall contribute such proceeds to the Partnership.

H.                                 Voting Rights

Holders of Series C Preferred Units shall not have any voting or consent rights in respect of their Partnership Interests represented by the Series C Preferred Units.

I.                                    Transfer Restrictions

The Series C Preferred Units shall not be transferable except in accordance with Section 11.3 of the Partnership Agreement.

J.                                    No Sinking Fund

No sinking fund shall be established for the retirement or redemption of Series C Preferred Units.

3.                                      Section 6.1(a) — (b) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

Section 6.1                                    Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a)                                 After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Income shall be allocated to the Partners in the following order of priority:

(i)                                     First, to the Partners that have been allocated Net Losses under Section 6.1(b)(iv), in proportion to and to the extent of the excess, in the case of each such Partner, of (A) the Net Loss allocated to such Partner under Section 6.1(b)(iv), over (B) all prior allocations of Net Income to such Partner under this Section 6.1(a)(i).

(ii)                                  Second, to the Partners that have been allocated Net Losses under Section 6.1(b)(iii), in proportion to and to the extent of the excess, in the case of each such Partner, of (A) the Net Loss allocated to such Partner under Section 6.1(b)(iii), over (B) all prior allocations of Net Income to such Partner under this Section 6.1(a)(ii).

(iii)                               Third, to the Partners holding Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, in proportion to and to the extent of the excess, in the case of each such Partner, of (A) the sum of (x) the accrued preferred return payable with respect to such Partner’s Series A Preferred Units under Section 2C(i) of the First Amendment to the Partnership Agreement, dated as of November 2, 2011 (the “First Amendment”), Series B Preferred Units under Section 2C(i) of the Second Amendment to the Partnership Agreement, dated as of April 16, 2013 (the “Second Amendment”) and Series C Preferred Units under Section 2C(i) of this Amendment (without regard to whether such return has actually been paid) plus (y) the amount of all Net Losses allocated to such Partner under Section 6.1(b)(ii), over (B) all prior allocations of Net Income to such Partner under this Section 6.1(a)(iii).

(iv)                              Fourth, to the Partners in accordance with their respective Percentage Interests.

(b)                                 After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Losses shall be allocated to the Partners in the following order of priority:

(i)                                     First, pro rata based on Percentage Interests, (A) to holders of Common Units in proportion to their Percentage Interests associated with their Common Units until the portion of their Capital Accounts attributable to their Common Units is reduced to zero and (B) to holders of LTIP Units in proportion to their Percentage Interests associated with their LTIP Units until the portion of their Capital Accounts attributable to their LTIP Units is reduced to zero;.

(ii)                                  Second, to the Partners holding Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, in proportion to and to the extent of the excess, in the case of each such Partner, of (A) the amount of all Net Profits allocated to such Partner under Section 6.1(a)(iii) over (B) the sum of (x) the amount of all cash distributions to that Partner under Section 2C(i) of the First Amendment, Section 2C(i) of the Second Amendment, or  Section 2C(i) of this Amendment, as applicable, plus (y) the amount of all Net Losses previously allocated to such Partner under this Section 6.1(b)(ii).

(iii)                               Third, to the holders of Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, in proportion to and to the extent of their positive Capital Account balances with respect to their Series A Preferred Units, Series B Preferred Units and Series C Preferred Units.

(iv)                              Fourth, to the Partners in accordance with their respective Percentage Interests.

In no event shall Net Losses be allocated to a Limited Partner to the extent such allocation would result in such partner having an Adjusted Capital Account Deficit (as determined on a per Unit basis, taking into account the portion of the Limited Partner’s Adjusted Capital Account Deficit attributable to such Unit) at the end of any taxable year in excess of the Adjusted Capital Account Deficit (as determined on a per Unit basis, taking into account the portion of the Limited Partner’s Adjusted Capital Account Deficit attributable to such Unit) of any other Limited Partner.  All such Net Losses shall be allocated to the other Partners in accordance with the other provisions of this Section 6.1(b).

4.                                      The Partnership hereby issues 3,000,000 Series C Preferred Units to STAG REIT.

5.                                      Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

STAG INDUSTRIAL OPERATING PARTNERSHIP, L.P.

By:	STAG Industrial GP, LLC, a Delaware limited liability company, its General Partner, and attorney-in-fact of each Limited Partner

By: STAG Industrial, Inc., its member

	By:	/s/ Jeffrey M. Sullivan
	Name:	Jeffrey M. Sullivan
	Title:	Executive Vice President, General Counsel and Secretary

[Signature page to Amendment to the Partnership Agreement]